Registration No. 333-236605

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236605
Under
The Securities Act of 1933

Raymond James Financial, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-1517485 (IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, Florida 33716 (Address of Principal Executive Offices, Zip Code)

Raymond James Financial, Inc. Amended and Restated 2012 Stock Incentive Plan (Full title of the plan)

Paul M. Shoukry Chief Financial Officer and Treasurer 880 Carillon Parkway St. Petersburg, Florida 33716 (727) 567-1000 (Name, address and telephone number, including area code, of agent for service)	Please Send Copies of Communications To: Jonathan N. Santelli, Esq. Executive Vice President, General Counsel and Secretary 880 Carillon Parkway St. Petersburg, Florida 33716 (727) 567-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, $0.01 par value per share	12,000,000 (3)	$101.395	$1,216,740,000.00	$157,932.86 (4)

(1)  This Registration Statement also covers an indeterminate number of shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), which may be issuable pursuant to the Raymond James Financial, Inc. Amended and Restated 2012 Stock Incentive Plan (as amended from time to time, the “Plan”) as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)  Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and (h) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on February 20, 2020.

(3)  This total represents the increase in the maximum number of shares authorized for issuance under the Plan from 40,243,944 shares, which were previously registered and issuable pursuant to the Plan, to 52,243,944.

(4)  The filing fee was previously paid.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-236605 is filed to revise the reference to Rule 416 in footnote 1 to the “Calculation of Registration Fee” table to clarify that this Registration Statement also covers an indeterminate number of shares of the Registrant’s common stock, $0.01 par value per share, which may be issuable pursuant to the Raymond James Financial, Inc. Amended and Restated 2012 Stock Incentive Plan as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on August 23, 2021.

RAYMOND JAMES FINANCIAL, INC.

By: /s/ PAUL M. SHOUKRY
Paul M. Shoukry
Chief Financial Officer and Treasurer (Principal Financial Officer)